Exhibit 5.1

June 2, 2021

NeoGenomics, Inc.
12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913

Re: Form S-8

Ladies and Gentlemen:
We have acted as your special counsel in connection with the registration statement filed on Form S-8 (the “Registration Statement”) by NeoGenomics, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 191,147 shares of the Company’s common stock, par value $0.001 per share, which are issuable or may be issued pursuant to the Company’s Amended and Restated Employee Stock Purchase Plan, as amended (the “ESPP”) and (ii) 13,125,000 of the Company’s common stock, par value $0.001 per share, which are issuable or may be issued pursuant to the Company’s Amended and Restated Equity Incentive Plan, as amended (the “Plan”). The shares of common stock registered under the Registration Statement are collectively referred to in this letter as the “Shares”.
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the ESPP, the Plan, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the minutes of the special meetings of the Company’s board of directors dated April 20, 2021 and the unanimous board consent dated May 27, 2021, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have
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assumed the genuineness of signatures on the documents we have examined, the legal capacity and authority of the persons signing the documents we have examined, the conformity to authentic documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.
This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares were duly authorized for issuance by the Company and, when awarded and issued pursuant to the terms of the ESPP and the Plan, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,
/s/
Snell & Wilmer L.L.P.